Exhibit 10.3

AMENDED AND RESTATED
STRIDE, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED
STRIDE, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

Table of Contents

ArticleTitlePage

Article I Definitions1

Article II Administration1

Article III Eligibility and Participation1

Article IV Deferral Elections and Company Contributions1

Article V Participant Accounts and Investment of Deferred Amounts1

Article VI Plan Benefits and Distributions1

Article VII Amendment1

Article VIII Miscellaneous1

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AMENDED AND RESTATED
STRIDE, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

PURPOSE

Stride, Inc. (formerly known as K12, Inc.) (the “Company”) established the K12, Inc. Executive Deferred Compensation Plan (the “Plan”) effective as of June 30, 2008, to retain and reward a select group of management or highly compensated employees of the Company.  The Plan is hereby amended and restated effective February 20, 2025.

The Plan is an unfunded plan established and maintained for the primary purpose of providing certain key employees who contribute or who are expected to contribute substantially to the success of the Company with the opportunity to defer the receipt of compensation.

Article I

Definitions
(a)“Account” or “Accounts” shall mean a Participant’s Deferred Compensation Account(s) and/or his/her Company Contribution Account(s). These Accounts are bookkeeping accounts that represent a Participant’s hypothetical interest with respect to the amounts credited to such Accounts in accordance with Article V.
(b)“Board” or “Board of Directors” shall mean the board of directors of the Company.
(c)“Change in Control” shall mean, provided that such definition shall be interpreted in a manner that is consistent with Code Section 409A and regulations thereunder, the first to occur of any of the following:
(1)the date that any one person or persons acting as a group acquires ownership of Company stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Company;
(2)the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;
(3)the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition; or
(4)the date that a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.
(d)“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute. Reference to a specific section of the Code shall include a reference to any successor provision.
(e)“Committee” shall mean the Compensation Committee of the Board.
(f)“Company” shall mean Stride, Inc. and its successors.
(g)“Company Contribution” shall mean any discretionary contributions contributed to a Participant’s Account(s) in accordance with Article IV.

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(h)“Compensation” shall mean the Participant’s earned income, including salary, bonus, Performance-based Compensation, commissions and other remuneration from the Employer as may be included by the Plan Administrator.
(i)“Disabled” shall mean that a Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or expected to last for a continuous period of not less than 12 months, (1) is unable to engage in any substantial gainful activity, or (2) has received income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company, or (3) is determined to be totally disabled by the Social Security Administration.
(j)“In-Service Withdrawal” means a distribution of contributions in accordance with a Participant’s election under Article VI, paragraph (b)(3), before a Participant incurs a Separation from Service from the Company.
(k)“Normal Retirement” shall mean a Participant’s attainment of age 50 with a minimum of five (5) Years of Service.
(l)“Participant” shall mean any employee of the Company who is covered by the Plan as provided in Article III.
(m)“Performance-based Compensation” shall mean compensation that (i) meets the definition of Code Section 409A(a)(4)(B)(iii) and related guidance and regulations, (ii) is designated as such by the Employer and relates to services performed during a performance period of at least twelve months by an eligible employee.
(n)“Plan” shall mean the Amended and Restated Stride, Inc. Executive Deferred Compensation Plan hereby created and as it may be amended from time to time.
(o)“Plan Administrator” shall mean the Committee.
(p)“Plan Year” shall mean the period beginning June 30, 2008 and ending December 31, 2008, and thereafter, the 12-month period ending on December 31.
(q)“Separation from Service” shall mean, as provided by regulations promulgated under Code Section 409A, a Participant’s death, retirement or other termination of employment with the Company unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the Company under an applicable statute or by contract.
(r)“Unforeseeable Emergency” shall mean a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
(s)“Year of Service” shall be measured by employment during a twelve (12) month period commencing with the Participant’s date of hire and anniversaries thereof.

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Article II

Administration
(a)Plan Administrator.
(1)The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:
(A)To determine all questions relating to the eligibility of employees to participate or continue to participate;
(B)To maintain all records and books of account necessary for the administration of the Plan;
(C)To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;
(D)To compute, certify and arrange for the payment of benefits to which any Participant or beneficiary is entitled;
(E)To process claims for benefits under the Plan by Participants or beneficiaries;
(F)To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and
(G)To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.
(2)The Plan Administrator may designate a committee to assist the Plan Administrator in the administration of the Plan and perform the duties required of the Plan Administrator hereunder.
(b)Plan Administrator’s Authority. The Plan Administrator may consult with Company officers, legal and financial advisers to the Company and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act and the Plan Administrator’s actions shall be final and conclusive on all parties.
(c)Claims and Appeal Procedure for Denial of Benefits. A Participant or a beneficiary (“Claimant”) may file with the Plan Administrator a written claim for benefits if the Participant or beneficiary determines the distribution procedures of the Plan have not provided him/her proper interest in the Plan. The Plan Administrator must render a decision on the claim within a reasonable period of time of the Claimant’s written claim for benefits. The Plan Administrator must provide adequate notice in writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied. The Plan Administrator’s notice to the Claimant must set forth:
(1)The specific reason for the denial;
(2)Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;
(3)A description of any additional material and information needed for the Claimant to perfect his/her claim and an explanation of why the material or information is needed; and
(4)That any appeal the Claimant wishes to make of the adverse determination must be made in writing to the Plan Administrator within sixty (60) days after receipt of the Plan Administrator’s notice of denial of benefits. The Plan Administrator’s notice must further advise the Claimant that his/her failure to appeal the action to the Plan Administrator in writing will render the Plan Administrator’s determination final, binding and conclusive. The Plan

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Administrator’s notice of denial of benefits must identify the name and address of the Plan Administrator to whom the Claimant may forward his/her appeal.
(d)If the Claimant should appeal to the Plan Administrator, he/she, or his/her duly authorized representative, must submit, in writing, whatever issues and comments he/she, or his/her duly authorized representative, believes are pertinent. The Claimant, or his/her duly authorized representative, may review pertinent Plan documents. The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator must advise the Claimant of its decision within a reasonable period of time of the Claimant’s written request for review.

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Article III

Eligibility and Participation
(a)Eligibility. The Company, in its sole discretion, shall determine those key management and highly compensated employees eligible to participate in the Plan. Accordingly, an employee of the Company who, in the opinion of the Company based upon its then current guidelines, has contributed or is expected to contribute to the growth and successful operations of the Company and who meets any additional criteria for eligibility that the Company, in its sole discretion, may adopt from time to time, will be eligible to become a Participant.
(b)Participation. An eligible employee shall become a Participant upon receiving notification from the Plan Administrator and, if required, the timely filing of elections pursuant to Article IV.

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Article IV

Deferral Elections and Company Contributions
(a)Deferral Procedures.
(1)Any Participant may elect to defer, for any calendar year, up to 50 percent of his/her base salary and/or 100 percent of any other Compensation earned during such calendar year as may be permitted by the Plan Administrator in its discretion.
(2)
(A)With the exception of Performance-based Compensation, any election to defer a portion of or all of an eligible employee’s Compensation under this paragraph (a) must be delivered to the Plan Administrator prior to the January 1 of the calendar year in which the base salary to be deferred are otherwise earned.
(B)Any election to defer Performance-based Compensation must be made at least six (6) months prior to the end of the performance period on which the bonus is based.
(C)Notwithstanding the foregoing, an election may be made by a Participant to defer compensation earned subsequent to his/her deferral election within the 30-day period following a Participant’s initial eligibility to participate in the Plan.
(3)A Participant must submit a new deferral election for each Plan Year. If a Participant fails to submit the appropriate election for any Plan Year, the Participant will be deemed to have elected not to defer under the Plan for the Plan Year to which such election would apply.
(b)Elections. Any election by a Participant under this Article IV shall be made in a manner prescribed by the Plan Administrator (the terms of which are incorporated herein by reference), and shall specify the amount of compensation to be deferred.
(c)Company Contributions. As of each Plan Year, the Company may, in its sole discretion, credit a Participant with a discretionary Company Contribution.

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Article V

Participant Accounts and Investment of Deferred Amounts
(a)In General.
(1)Any compensation deferred and any Company Contributions contributed to a Participant’s Account(s) pursuant to this Plan shall be recorded by the Plan Administrator in an Account(s), a bookkeeping account maintained in the name of the Participant. The Account(s) shall be credited at least annually with all amounts that have been deferred by the Participant during the Plan Year and any Company Contributions made during the Plan Year pursuant to Article IV, and such Account(s) shall be charged from time to time with all amounts that are distributed to the Participant.
(2)All amounts that are credited to a Participant’s Accounts shall be credited solely for purposes of accounting and computation. A Participant shall not have any interest in or right to such Accounts at any time.
(b)Subject to Claims. The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants shall have the status of general unsecured creditors of the Company. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to a Participant’s Accounts will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.
(c)Crediting of Interest.
(1)The Plan Administrator shall allow a Participant to make a hypothetical allocation of the amounts credited to his/her Accounts among investment options/indices that the Plan Administrator shall make available from time to time. The Plan Administrator shall establish procedures regarding Participant investment allocations as are necessary, which procedures shall be communicated to the Participants.
(2)A Participant’s Accounts shall be credited at least annually with interest equal to the aggregate/weighted average return on the investment options/indices selected by the Participant, less expenses.
(d)Valuation; Annual Statement. The value of a Participant’s Accounts shall be determined by the Plan Administrator and the Plan Administrator may establish such accounting procedures as are necessary to account for the Participant’s interest in the Plan. Each Participant’s Accounts shall be valued as of the last day of each Plan Year or more frequently as determined by the Plan Administrator. The Plan Administrator shall furnish each Participant with an annual statement of his/her Accounts.
(e)Establishment of Trust.
(1)The Company may establish one or more trusts (each a “Trust”) substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan. Except as provided in paragraph (b) above and the terms of the trust agreement, any such Trust or Trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Company in accordance with the Plan.
(2)The Company, in its sole discretion, and from time to time, may make contributions to the Trust. Unless otherwise paid by the Company, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.
(3)The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

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(f)Alternative Funding Vehicles. In addition to, or in place of, creating and maintaining a rabbi trust, the Company may implement other financing arrangements for the purpose of paying some or all of the benefits provided under this Plan.

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Article VI

Plan Benefits and Distributions
(a)Plan Benefits. Upon a Separation from Service for any reason, a Participant will be entitled to a benefit equal to his/her vested Account balance as determined in accordance with this Article.
(b)Timing of Payment.
(1)In the event that a Participant experiences a Separation from Service for any reason other than death, payment shall commence as soon as administratively possible, but no earlier than the first day of the seventh month following the Participant’s Separation from Service.
(2)In the event that a Participant experiences a Separation from Service as a result of death, payment will be made to the Participant’s beneficiary as soon as administratively possible following the Participant’s date of death.
(3)A Participant can elect to receive a lump sum payment created and generated by the contribution or a portion of the contribution for a Plan Year without terminating employment. The benefit payment will be received as soon as administratively possible the earlier of the January of a chosen year at least five (5) years after the end of the Plan Year in which the elections(s) was made or the first day of the seventh month following the Participant’s Separation from Service.
(4)In the event of an Unforeseeable Emergency the Plan Administrator may permit an early distribution of part or all of a Participant’s Account(s); provided, however, that such distribution shall be made only if the Plan Administrator, in its sole discretion, determines that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency. If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
(c)Vesting of Amounts Credited to Participants.
(A)A Participant shall have a vested right to the portion of his or her Account attributable to Company Contribution(s) and any earnings or losses on the investment of such Company Contribution(s) according to such vesting schedule as the Company shall determine at the time a Company Contribution(s) is made.
(B)A Participant shall be at all times fully vested in his/her deferrals of his/her compensation.
(C)Notwithstanding (A) above, a Participant shall become fully vested in any Company Contributions upon attainment of Normal Retirement or in the event of a Change in Control. Further, a Participant shall become fully vested in amounts credited to his/her Company Contributions upon the Participant’s Separation from Service resulting from death or his/her becoming Disabled.
(2)Upon a Participant’s termination of employment with the Company, prior to attaining Normal Retirement, for reasons other than death or becoming Disabled, the nonvested interest in his/her Accounts, if any, shall be forfeited.
(3)The Plan Administrator may establish such accounting procedures as are necessary to accurately reflect each Participant’s vested interest in contributions and earnings thereon that are credited to his/her Accounts.
(d)Form of Benefit Payment.
(1)Upon commencing participation in the Plan, and at each open enrollment, a Participant may elect to have all or a portion of his/her Account(s) paid upon Normal Retirement in one or more of the following forms of payment:

(A)a lump sum, or
(B)5 annual installments, or
(C)10 annual installments, or
(D)15 annual installments.

Such election shall be made in accordance with a manner prescribed by the Plan Administrator.

(2)In the event a Participant elects to receive all or a portion of his/her Account(s) in installment payments, each such payment shall be equal to the balance in the Participant’s Account(s) as of the end of the valuation date immediately preceding the date of payment, divided by the number of payment years remaining (the “Factor”). For example, if a Participant elected 5 annual installments, as shown below:
5 year Installment
Payment	Factor
1	5
2	4
3	3
4	2
5	1
(3)A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his/her Accounts to the extent permitted and in accordance with the requirements of Code Section 409A, including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Company, (ii) an election to further defer a distribution (other than a distribution upon death, Disability or an unforeseeable emergency) must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Company at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election. For the avoidance of doubt, a Participant may change the timing of distribution of any Account which the Participant elected be received as an In-Service Withdrawal to be received upon Normal Retirement, and may change the timing of distribution of any Account which the Participant elected to be received upon Normal Retirement to be received as an In-Service Withdrawal, in each case, to the extent permitted and in accordance with the requirements of Code Section 409A.
(4)If the Participant fails to make an election as to the form of benefit payment of an Account, the Participant’s benefit shall be paid in the form of a lump sum.
(5)If the Participant experiences a Separation from Service prior to Normal Retirement or as a result of becoming Disabled, all vested amounts credited to his or her Account(s) shall be paid to the Participant in a lump-sum, as soon as administratively feasible but no earlier than the first day of the seventh month following Participant’s Separation from Service.
(6)Notwithstanding the foregoing, if a Participant’s vested balance in his/her Account is less than $[100,000] at the time of distribution, payment will be made in the form of a lump sum.
(e)Payment to Beneficiary.
(1)If the Participant dies before benefits have commenced under the Plan, the amounts credited to the Participant’s Accounts shall be paid to his/her beneficiary or beneficiaries designated to receive such benefits in a lump sum.
(2)If the Participant dies after benefits have commenced but before he has received all of his/her benefits under the Plan, any unpaid amounts shall be paid to his/her beneficiary or beneficiaries in a lump sum.

(3)A designation of beneficiaries shall be made in a manner prescribed by and filed with the Plan Administrator, and may be changed at any time by filing a new designation with the Plan Administrator. If the Participant has designated no beneficiary, or if no beneficiary that he has designated survives him, then such unpaid amounts shall be paid to his/her estate. In the event of any dispute as to the entitlement of any beneficiary, the Plan Administrator’s determination shall be final, and the Plan Administrator may withhold any payment until such dispute has been resolved.
(f)Accounting Procedures. The Plan Administrator shall establish such accounting procedures as are necessary to implement the provisions of this Article.

Article VII

Amendment
(a)In General. The Plan may be amended at any time, or from time to time, by the Company. Any such amendment shall be ratified and approved by the Committee.
(b)Effect of Amendment. No such amendment shall affect the rights of any Participant with respect to any amounts credited to the Accounts of a Participant prior to such amendment.
(c)Plan Termination. The Company further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such termination complies with Codes Section 409A and related regulations thereunder:
(1)The Company, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Company and no other similar arrangements are adopted by the Company within a three year period from the date of termination; or
(2)The Company may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of: (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.
(d)Plan Termination due to a Change-in-Control. The Company may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute all vested Participants Account balances no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Company terminates all other similar arrangements. Any corporation or other business organization that is a successor to the Company by reason of a Change-in-Control shall have the right to become a party to the Plan by appropriate entity action. If within thirty (30) days from the effective date of the Change-in-Control such new entity does not become a party hereto, as above provided, the full amount of the Participant’s Account shall become immediately distributable to the Participant pursuant to this subsection.

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Article VIII

Miscellaneous
(a)Payments to Minors and Incompetents. If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such person, and that no guardian committee, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.
(b)Plan Not a Contract of Employment. The Plan shall not be deemed to constitute a contract between the Company and any Participant, or to be consideration for the employment of any Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.
(c)No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company. No Participant in the Plan shall have a security interest in assets of the Company used to make contributions or pay benefits.
(d)Recordkeeping. Appropriate records shall be maintained for the Plan, subject to the supervision and control of the Plan Administrator.
(e)Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator. The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or beneficiary of such person in such manner and proportions as it shall deem proper.
(f)State Law. This Plan shall be construed in accordance with the laws of the state of Virginia.
(g)Liability Limited. In administering the Plan, neither the Plan Administrator nor any officer, director or employee thereof, shall be liable for any act or omission performed or omitted, as the case may be, by such person with respect to the Plan; provided, that the foregoing shall not relieve any person of liability for gross negligence, fraud or bad faith. The Plan Administrator, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance Company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator in good faith.
(h)Protective Provisions. Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Plan Administrator may deem necessary and taking such other relevant action as may be requested by the Plan Administrator. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his/her beneficiary, provided that, in the Plan Administrator’s sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of such action, misstatement or nondisclosure.

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IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer on this 5th day of March, 2025.

STRIDE, INC.

By: /s/ James J. Rhyu

Title: Chief Executive Officer_______________